Exhibit 99

NEWS RELEASE
Ingredion Incorporated
5 Westbrook Corporate Center	CONTACTS:
Westchester, IL 60154	Investors: Noah Weiss, 773-896-5242
Media: Rick Wion, 708-209-6323

INGREDION INCORPORATED REPORTS STRONG THIRD QUARTER RESULTS
AND RAISES FULL-YEAR OUTLOOK
•Third quarter 2024 reported and adjusted* operating income increased 26% and 29% compared to prior year
•Third quarter 2024 reported and adjusted EPS were $2.83 and $3.05, an increase of 20% and 31%, respectively
•Raising guidance for full-year reported EPS to be in the range of $10.60 to $10.90 and adjusted EPS to be in the range of $10.35 to $10.65

WESTCHESTER, Ill., November 5, 2024 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food and beverage manufacturing industry, today reported its 2024 third quarter results.

“Texture & Healthful Solutions exhibited robust sales volume growth in the third quarter, which supported double-digit operating income growth for the segment," said Jim Zallie, president and CEO of Ingredion. “Additionally, the food and industrial businesses continued to generate significant operating profit growth. Of note, in our Food & Industrial Ingredients LATAM segment, the exceptional operating profit growth reflects recovery from last year’s transition to a more sustainable energy source in Brazil as well as continued strength in Mexico.”

"11% sales volume growth in Texture & Healthful Solutions was fueled by solid U.S. market performance in categories such as savory, packaged meals, and frozen prepared foods. Moreover, our European sales volume grew double-digits from an uptick in consumer buying behavior.”

"Operating excellence and contract management across each of our Food and Industrial Ingredients segments were also key drivers of exceptional profit growth. As we continued to face input and wage cost inflation, our sales teams worked successfully with customers to adjust multi-year contract pricing, which supported margin recovery. Furthermore, volume recovery improved fixed cost absorption, and our operations and procurement teams have driven structural savings, which is complementing the savings coming from our Cost2Compete program.”

“The strong performance across all segments enabled us to deliver our highest-ever third quarter operating income performance along with strong cash flow. We anticipate this momentum carrying through quarter four and into 2025. We believe our Driving Growth Roadmap continues to guide long-term value creation for our shareholders as we realize the benefits of our new segmentation to deepen our customer relationships and drive innovative solutions,” Zallie concluded.

*Reported results are in accordance with U.S. generally accepted accounting principles “GAAP.” Adjusted financial measures are non-GAAP financial measures. See “II. Non-GAAP Information” in the Supplemental Financial Information that follows the Condensed Consolidated Financial Statements for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures.

INGREDION REPORTS THIRD QUARTER 2024 RESULTS – Page 2
Diluted Earnings Per Share (EPS)

	3Q23	3Q24
Reported Diluted EPS	$2.36	$2.83
Impairment charges	0.10	0.08
Restructuring and resegmentation costs	—	0.08
Net gain on sale of business	—	(0.21)
Tax items and other matters	(0.13)	0.27
Adjusted Diluted EPS**	$2.33	$3.05
Estimated factors affecting changes in Reported and Adjusted EPS

Third Quarter
Total change in adjusted EPS**	0.72
Total operating items	0.77
Margin	0.93
Volume	(0.12)
Foreign exchange	(0.01)
Other income	(0.03)
Total non-operating items	(0.05)
Other non-operating income	0.01
Financing costs	0.30
Tax rate	(0.37)
Shares outstanding	0.02
Non-controlling interests	(0.01)
** Totals may not sum due to rounding

Other Financial Items
•At September 30, 2024, total debt was $1.8 billion, and cash, including short-term investments, was $884 million, respectively, versus $2.2 billion and $409 million at December 31, 2023.
•In the third quarter, reported net financing costs were $1 million, compared to $26 million for the year-ago third quarter, driven by lower net interest expense and benefited by $10 million of favorable foreign exchange impacts.
•Reported and adjusted effective tax rates for the quarter were 30.8% and 26.9%, respectively, compared to 13.5% and 17.3% for the year-ago period. The increase in the reported effective tax rate was primarily driven by an adverse ruling that generated a multi-year tax contingency in the third quarter of 2024, as well as lapping a prior year retroactive law change to claim certain foreign tax credits against U.S. taxes, and the change in value of the Mexican peso against the U.S. dollar. These impacts were partially offset by the tax treatment on the sale of our South Korea business during 2024.
•Net capital expenditures were $170 million year-to-date through September 30, 2024.

INGREDION REPORTS THIRD QUARTER 2024 RESULTS – Page 3
Business Review
Total Ingredion
Net Sales

$ in millions	2023	FX Impact	Volume	S. Korea Volume*	Price Mix	2024	Change	Change excl. FX
Third Quarter	2,033	(20)	86	(79)	(150)	1,870	(8%)	(7%)
Year-to-Date	6,239	(19)	150	(210)	(530)	5,630	(10%)	(9%)
*Represents loss of volume due to the sale of our South Korea business completed on February 1, 2024
Reported Operating Income

$ in millions	2023	FX Impact	Business Drivers	Restructuring / Impairment	Other	2024	Change	Change excl. FX
Third Quarter	213	(1)	64	(4)	(4)	268	26%	26%
Year-to-Date	755	2	—	(28)	(8)	721	(5%)	(5%)
Adjusted Operating Income

$ in millions	2023	FX Impact	Business Drivers	2024	Change	Change excl. FX
Third Quarter	219	(1)	64	282	29%	29%
Year-to-Date	766	2	—	768	—%	—%
Net Sales
•Third quarter net sales were down 8% and year-to-date net sales were down 10% from a year ago. The decreases were driven by price mix primarily from lower raw material costs and lost sales volume from the sale of our South Korea business, partially offset by volume increases.
Operating Income
•Third quarter reported operating income was $268 million and adjusted operating income was $282 million. The difference in reported versus adjusted operating income was primarily attributable to the impairment charge related to our manufacturing facility in the United Kingdom, where we plan to stop production in the first quarter of next year. Excluding foreign exchange impacts, reported operating income was up 26% and adjusted operating income was up 29% from a year ago.
•Year-to-date reported operating income was $721 million and adjusted operating income was $768 million. The difference in reported versus adjusted operating income year-to-date was primarily attributable to impairment of an equity method investment and the impairment related to our manufacturing facility in the United Kingdom. Excluding foreign exchange impacts, reported operating income was down 5% and adjusted operating income was flat from a year ago.

INGREDION REPORTS THIRD QUARTER 2024 RESULTS – Page 4
Texture & Healthful Solutions
Net Sales

$ in millions	2023	FX Impact	Volume	Price Mix	2024	Change	Change excl. FX
Third Quarter	599	4	64	(67)	600	—%	(1%)
Year-to-Date	1,882	(11)	114	(200)	1,785	(5%)	(5%)
Segment Operating Income

$ in millions	2023	FX Impact	Business Drivers	2024	Change	Change excl. FX
Third Quarter	86	—	10	96	12%	12%
Year-to-Date	318	(2)	(60)	256	(19%)	(19%)
•Third quarter operating income for Texture & Healthful Solutions was $96 million, an increase of $10 million from a year ago, driven by lower input costs and recovering volumes, partially offset by unfavorable price mix. Year-to-date operating income was $256 million, a decrease of $62 million driven by unfavorable price mix and the carry-forward of higher cost inventory, partially offset by improved volumes. Excluding foreign exchange impacts, segment operating income was up 12% for the quarter and down 19% year-to-date from a year ago.
Food & Industrial Ingredients - LATAM
Net Sales

$ in millions	2023	FX Impact	Volume	Price Mix	2024	Change	Change excl. FX
Third Quarter	658	(22)	6	(22)	620	(6%)	(2%)
Year-to-Date	1,991	6	18	(149)	1,866	(6%)	(7%)
Segment Operating Income

$ in millions	2023	FX Impact	Business Drivers	2024	Change	Change excl. FX
Third Quarter	104	(1)	28	131	26%	27%
Year-to-Date	327	5	30	362	11%	9%
•Third quarter operating income for Food & Industrial Ingredients - LATAM was $131 million, an increase of $27 million from a year ago, and year-to-date operating income was $362 million, an increase of $35 million from a year ago. The increase in both periods was primarily attributable to lower input costs and catch-up pricing on multi-year contracts. Excluding foreign exchange impacts, segment operating income was up 27% for the quarter and up 9% year-to-date from a year ago.

INGREDION REPORTS THIRD QUARTER 2024 RESULTS – Page 5
Food & Industrial Ingredients - U.S./Canada
Net Sales

$ in millions	2023	FX Impact	Volume	Price Mix	2024	Change	Change excl. FX
Third Quarter	599	(2)	4	(53)	548	(9%)	(8%)
Year-to-Date	1,811	(4)	(9)	(154)	1,644	(9%)	(9%)
Segment Operating Income

$ in millions	2023	FX Impact	Business Drivers	2024	Change	Change excl. FX
Third Quarter	79	—	20	99	25%	25%
Year-to-Date	251	(1)	41	291	16%	16%
•Third quarter operating income for Food & Industrial Ingredients - U.S./Canada was $99 million, up $20 million from a year ago, and year-to-date operating income was $291 million, up $40 million from a year ago. The increase in both periods was driven by lower raw material and input costs, partially offset by price mix. Excluding foreign exchange impacts, segment operating income was up 25% for the quarter and up 16% year-to-date from a year ago.
All Other**
Net Sales

$ in millions	2023	FX Impact	Volume	S. Korea Volume*	Price Mix	2024	Change	Change excl. FX
Third Quarter	177	—	12	(79)	(8)	102	(42%)	(42%)
Year-to-Date	555	(10)	27	(210)	(27)	335	(40%)	(38%)
*Represents loss of volume due to the sale of our South Korea business
Segment Operating Income (Loss)

$ in millions	2023	FX Impact	Business Drivers	2024	Change	Change excl. FX
Third Quarter	(1)	—	(3)	(4)	N/M	N/M
Year-to-Date	(6)	—	(12)	(18)	N/M	N/M
•Third quarter operating (loss) for All Other was $4 million, up $3 million from the prior year, and year-to-date operating (loss) was $18 million, up $12 million from the prior year, primarily driven by the sale of our South Korea business.
** All Other consists of the businesses of multiple operating segments that are not individually or collectively classified as reportable segments. Net sales from All Other are generated primarily by sweetener and starch sales by our Pakistan business, sales of stevia and other ingredients from our PureCircle and Sugar Reduction businesses, and pea protein ingredients from our Protein Fortification business.

INGREDION REPORTS THIRD QUARTER 2024 RESULTS – Page 6
Dividends and Share Repurchases
Year-to-date through September 30, 2024, the Company paid $156 million in dividends to shareholders. On August 27, 2024, the Company announced a quarterly dividend of $0.80 per share that was paid on October 22, 2024 (compared to the prior quarterly dividend of $0.78 per share), which represents the 10th consecutive annual increase. During the quarter, the Company repurchased $21 million of outstanding shares of common stock, bringing the year-to-date total of repurchased shares to $87 million.
Updated Full-Year 2024 Outlook
The Company expects full-year 2024 net sales to be down mid-single-digits, excluding the effects of the sale of our South Korea business completed on February 1, 2024.
Reported operating income is expected to be flat and adjusted operating income is now expected to be up high single-digits, excluding the effects of the sale of our South Korea business.
The Company expects its full-year 2024 reported EPS to be in the range of $10.60 to $10.90, which includes the impact of the gain on the sale of our South Korea business. The Company now anticipates adjusted EPS to be in the range of $10.35 to $10.65.
Corporate costs are expected to be flat to the prior year.
For full-year 2024, the Company expects a reported effective tax rate of 28.0% to 29.0% and an adjusted effective tax rate of 26.5% to 27.5%.
Cash from operations for full-year 2024 is expected to be in the range of $1,100 million to $1,250 million. Capital expenditures for the full year are expected to be approximately $310 to $330 million.
Conference Call and Webcast Details
Ingredion will host a conference call on Tuesday, November 5, 2024, at 8 a.m. CT/ 9 a.m ET, hosted by Jim Zallie, president and chief executive officer, and James Gray, executive vice president and chief financial officer. The call will be webcast in real time and can be accessed at https://ir.ingredionincorporated.com/events-and-presentations. A presentation containing additional financial and operating information will be accessible through the Company’s website and available to download a few hours prior to the start of the call. A replay will be available for a limited time at https://ir.ingredionincorporated.com/financial-information/quarterly-results.
About the Company
Ingredion Incorporated (NYSE: INGR), headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With 2023 annual net sales of nearly $8 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredient solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion’s Idea Labs® innovation centers around the world and approximately 12,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.
Forward-Looking Statements
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Ingredion intends these forward-looking statements to be covered by the safe harbor provisions for such statements.
Forward-looking statements include, among others, any statements regarding our expectations for full-year 2024 reported and adjusted earnings per share, net sales, reported and adjusted operating income, corporate costs, reported and adjusted effective tax rate, cash from operations, and capital expenditures, and any other statements regarding our prospects and our

INGREDION REPORTS THIRD QUARTER 2024 RESULTS – Page 7
future operations, financial condition, volumes, cash flows, expenses or other financial items, including management’s plans or strategies and objectives for any of the foregoing and any assumptions, expectations, or beliefs underlying any of the foregoing.
These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunities,” “potential,” “provisional,” or other similar expressions or the negative thereof. All statements other than statements of historical facts therein are “forward-looking statements.”
These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.
Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various risks and uncertainties, including geopolitical conflicts and actions arising from them, including the impacts on the availability and prices of raw materials and energy supplies, supply chain interruptions, and volatility in foreign exchange and interest rates; changing consumer consumption preferences that may lessen demand for products we make; the effects of global economic conditions and the general political, economic, business, and market conditions that affect customers and consumers in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, and the impact these factors may have on our sales volumes, the pricing of our products and our ability to collect our receivables from customers; future purchases of our products by major industries which we serve and from which we derive a significant portion of our sales, including, without limitation, the food, animal nutrition, beverage and brewing industries; the risks associated with pandemics; the uncertainty of acceptance of products developed through genetic modification and biotechnology; our ability to develop or acquire new products and services at rates or of qualities sufficient to gain market acceptance; increased competitive and/or customer pressure in the corn-refining industry and related industries, including with respect to the markets and prices for our primary products and our co-products, particularly corn oil; price fluctuations, supply chain disruptions, and shortages affecting inputs to our production processes and delivery channels, including raw materials, energy costs and availability and cost of freight and logistics; our ability to contain costs, achieve budgets and realize expected synergies, including with respect to our ability to complete planned maintenance and investment projects on time and on budget as well as with respect to freight and shipping costs and hedging activities; operating difficulties at our manufacturing facilities and liabilities relating to product safety and quality; the effects of climate change and legal, regulatory, and market measures to address climate change; our ability to successfully identify and complete acquisitions, divestitures, or strategic alliances on favorable terms as well as our ability to successfully conduct due diligence, integrate acquired businesses or implement and maintain strategic alliances and achieve anticipated synergies with respect to all of the foregoing; economic, political and other risks inherent in conducting operations in foreign countries and in foreign currencies; the failure to maintain satisfactory labor relations; our ability to attract, develop, motivate, and maintain good relationships with our workforce; the impact on our business of natural disasters, war, threats or acts of terrorism, or the occurrence of other significant events beyond our control; the impact of impairment charges on our goodwill or long-lived assets; changes in government policy, law, or regulation and costs of legal compliance, including compliance with environmental regulation; changes in our tax rates or exposure to additional income tax liability; increases in our borrowing costs that could result from increased interest rates; our ability to raise funds at reasonable rates and other factors affecting our access to sufficient funds for future growth and expansion; interruptions, security incidents, or failures with respect to information technology systems, processes, and sites; volatility in the stock market and other factors that could adversely affect our stock price; risks affecting the continuation of our dividend policy; and our ability to maintain effective internal control over financial reporting.
Our forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” and other information included in our Annual Report on Form 10-K for the year ended December 31, 2023, and our subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.
###

Ingredion Incorporated
Condensed Consolidated Statements of Income
(Unaudited)
(dollars and shares in millions, except per share amounts)

	Three Months Ended September 30,		Change %	Nine Months Ended September 30,		Change %
	2024	2023		2024	2023
Net sales	$1,870	$2,033	(8%)	$5,630	$6,239	(10%)
Cost of sales	1,391	1,612		4,288	4,890
Gross profit	479	421	14%	1,342	1,349	(1%)
Operating expenses	198	203	(2%)	578	578	—%
Other operating expense (income), net	1	(5)		5	6
Restructuring/impairment charges	12	10		38	10
Operating income	268	213	26%	721	755	(5%)
Financing costs	1	26		30	88
Net gain on sale of business	(8)	—		(90)	—
Other non-operating expense	2	2		2	4
Income before income taxes	273	185	48%	779	663	17%
Provision for income taxes	84	25		222	145
Net income	189	160	18%	557	518	8%
Less: Net income attributable to non-controlling interests	1	2		5	6
Net income attributable to Ingredion	$188	$158	19%	$552	$512	8%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	65.3	66.0		65.6	66.1
Diluted	66.5	67.0		66.6	67.1

Earnings per common share of Ingredion:
Basic	$2.88	$2.39	21%	$8.41	$7.75	9%
Diluted	$2.83	$2.36	20%	$8.29	$7.63	9%

Ingredion Incorporated
Condensed Consolidated Balance Sheets
(dollars and shares in millions, except per share amounts)

	September 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$877	$401
Short-term investments	7	8
Accounts receivable, net	1,173	1,279
Inventories	1,234	1,450
Prepaid expenses and assets held for sale	60	261
Total current assets	3,351	3,399
Property, plant and equipment, net	2,332	2,370
Intangible assets, net	1,295	1,303
Other non-current assets	547	570
Total assets	$7,525	$7,642

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$99	$448
Accounts payable, accrued liabilities and liabilities held for sale	1,156	1,324
Total current liabilities	1,255	1,772
Long-term debt	1,741	1,740
Other non-current liabilities	499	480
Total liabilities	3,495	3,992

Share-based payments subject to redemption	54	55
Redeemable non-controlling interests	7	43

Ingredion stockholders’ equity:
Preferred stock — authorized 25.0 shares — $0.01 par value, none issued	—	—
Common stock — authorized 200.0 shares — $0.01 par value, 77.8 shares issued at September 30, 2024 and December 31, 2023	1	1
Additional paid-in capital	1,145	1,146
Less: Treasury stock (common stock: 12.7 and 12.6 shares at September 30, 2024 and December 31, 2023) at cost	(1,245)	(1,207)
Accumulated other comprehensive loss	(1,000)	(1,056)
Retained earnings	5,049	4,654
Total Ingredion stockholders’ equity	3,950	3,538
Non-redeemable non-controlling interests	19	14
Total stockholders’ equity	3,969	3,552
Total liabilities and stockholders’ equity	$7,525	$7,642

Ingredion Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(dollars in millions)

	Nine Months Ended September 30,
	2024	2023
Cash from operating activities:
Net income	$557	$518
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	160	165
Mechanical stores expense	45	48
Net gain on sale of business	(90)	—
Deferred income taxes	19	(7)
Margin accounts	7	2
Changes in other trade working capital	248	(118)
Impairment charges	26	10
Other	28	29
Cash provided by operating activities	1,000	647
Cash from investing activities:
Capital expenditures and mechanical stores purchases	(170)	(233)
Proceeds from disposal of manufacturing facilities and properties	—	2
Proceeds from sale of business	255	—
Other	(6)	(11)
Cash provided by (used for) investing activities	79	(242)
Cash from financing activities:
Proceeds from borrowings, net	(12)	(16)
Commercial paper borrowings, net	(327)	(57)
Repurchases of common stock, net	(87)	(101)
Issuances of common stock for share-based compensation, net	21	18
Purchases of non-controlling interests	(40)	(2)
Dividends paid, including to non-controlling interests	(156)	(143)
Cash (used for) financing activities	(601)	(301)
Effect of foreign exchange rate changes on cash and cash equivalents	(2)	(5)
Increase in cash and cash equivalents	476	99
Cash and cash equivalents, beginning of period	401	236
Cash and cash equivalents, end of period	$877	$335

Ingredion Incorporated
Supplemental Financial Information
(Unaudited)
(dollars in millions, except for percentages)
I. Segment Information of Net Sales and Operating Income

	Three Months Ended September 30,		Change %	Change Excl. FX %	Nine Months Ended September 30,		Change %	Change Excl. FX %
	2024	2023			2024	2023
Net Sales
Texture & Healthful Solutions (a)	$600	$599	—%	(1%)	$1,785	$1,882	(5%)	(5%)
Food & Industrial Ingredients - LATAM (b)	620	658	(6%)	(2%)	1,866	1,991	(6%)	(7%)
Food & Industrial Ingredients - U.S./Canada (c)	548	599	(9%)	(8%)	1,644	1,811	(9%)	(9%)
All Other (d)	102	177	(42%)	(42%)	335	555	(40%)	(38%)
Total Net Sales	$1,870	$2,033	(8%)	(7%)	$5,630	$6,239	(10%)	(9%)

Operating Income (loss):
Texture & Healthful Solutions	$96	$86	12%	12%	$256	$318	(19%)	(19%)
Food & Industrial Ingredients - LATAM	131	104	26%	27%	362	327	11%	9%
Food & Industrial Ingredients - U.S./Canada	99	79	25%	25%	291	251	16%	16%
All Other	(4)	(1)	N/M	N/M	(18)	(6)	N/M	N/M
Corporate	(40)	(49)	18%	18%	(123)	(124)	1%	1%
Sub-total	282	219	29%	29%	768	766	—%	—%
Restructuring and resegmentation costs	(6)	—			(12)	—
Other matters	–	4			(9)	(1)
Impairment charges	(8)	(10)			(26)	(10)
Total Operating Income	$268	$213	26%	26%	$721	$755	(5%)	(5%)
(a) Net of intersegment sales of $11 million and $26 million for the third quarter of 2024 and 2023, and $42 million and $84 million year-to-date through September 30, 2024 and 2023
(b) Net of intersegment sales of $13 million and $7 million for the third quarter of 2024 and 2023, and $33 million and $26 million year-to-date through September 30, 2024 and 2023
(c) Net of intersegment sales of $19 million and $22 million for the third quarter of 2024 and 2023, and $70 million and $72 million year-to-date through September 30, 2024 and 2023
(d) Net of intersegment sales of $4 million and $1 million for the third quarter of 2024 and 2023, and $11 million and $8 million year-to-date through September 30, 2024 and 2023

II. Non-GAAP Information
To supplement the consolidated financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), non-GAAP historical financial measures are used, which exclude certain GAAP items such as restructuring and resegmentation costs, net gain on sale of business, impairment charges, Mexico tax item, and other specified items. The term “adjusted” is generally used when referring to these non-GAAP financial measures.
Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company’s operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business. Expected financial measures may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. Non-GAAP adjustments are generally made to adjusted financial measures, which increases management’s confidence in its ability to forecast adjusted financial measures than in its ability to forecast GAAP financial measures. These non-GAAP measures, including non-GAAP expected measures, should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the Company’s non-GAAP information is not necessarily comparable to similarly titled measures presented by other companies. A reconciliation of each non-GAAP financial measure to the most comparable GAAP measure is provided in the tables below.
Ingredion Incorporated
Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to
Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS
(Unaudited)

	Three Months Ended September 30, 2024		Three Months Ended September 30, 2023		Nine Months Ended September 30, 2024		Nine Months Ended September 30, 2023
	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income attributable to Ingredion	$188	$2.83	$158	$2.36	$552	$8.29	$512	$7.63

Adjustments:

Restructuring and resegmentation costs (i)	5	0.08	—	—	9	0.14	—	—

Net gain on sale of business (ii)	(14)	(0.21)	—	—	(86)	(1.29)	—	—

Other matters (iii)	—	—	(3)	(0.05)	7	0.11	1	0.01

Impairment charges (iv)	6	0.08	7	0.10	28	0.41	7	0.10

Tax item - Mexico (v)	8	0.12	(1)	(0.01)	12	0.18	(15)	(0.22)

Other tax matters (vi)	10	0.15	(5)	(0.07)	12	0.18	(5)	(0.07)

Non-GAAP adjusted net income attributable to Ingredion	$203	$3.05	$156	$2.33	$534	$8.02	$500	$7.45
Net income and EPS may not sum or recalculate due to rounding.

II. Non-GAAP Information (continued)

Notes
(i)During the three and nine months ended September 30, 2024, there were pre-tax restructuring charges of $6 million and $12 million primarily related to organization restructuring activities and the resegmentation of the business effective January 1, 2024.
(ii)During the three and nine months ended September 30, 2024, there were pre-tax gains of $8 million and $90 million on the sale of the business in South Korea.
(iii)During the nine months ended September 30, 2024, there was a pre-tax charge of $9 million for tornado damage incurred at a U.S. warehouse. During the nine months ended September 30, 2023, there were pre-tax charges of $5 million primarily related to the impacts of a U.S.-based work stoppage, which was partially offset by $4 million of insurance recoveries recorded during the three months ended September 30, 2023.
(iv)During the nine months ended September 30, 2024, we recorded $26 million of pre-tax impairment charges, which included pre-tax impairment charges of $8 million related to property, plant and equipment associated with manufacturing operations in the United Kingdom in the three months ended September 30, 2024, and $18 million primarily for equity method investments in the second quarter of 2024. During the three and nine months ended September 30, 2023, there was a $10 million pre-tax impairment charge on equity method investments.
(v)Tax provisions of $8 million and $12 million for the three and nine months ended September 30, 2024, and tax benefits of $1 million and $15 million for the three and nine months ended September 30, 2023, were recorded as a result of the movement of the Mexican peso against the U.S. dollar and its impact on the remeasurement of the Mexico financial statements during the periods.
(vi)During the three months ended September 30, 2024, we recognized prior year tax contingencies and tax impacts of the above non-GAAP adjustments. These were partially offset by interest on previously recognized tax benefits for certain Brazilian local incentives that were taxable and the reversal of U.S. tax recapture. During the nine months ended September 30, 2024, we recognized prior year tax contingencies, the impact from the U.S. tax recapture, and tax impacts of the above non-GAAP adjustments, partially offset by interest on previously recognized tax benefits for certain Brazilian local incentives that were taxable.

Ingredion Incorporated
Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income
(Unaudited)
(dollars in millions, pre-tax)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating income	$268	$213	$721	$755

Adjustments:

Restructuring and resegmentation costs (i)	6	—	12	—

Other matters (iii)	—	(4)	9	1

Impairment charges (iv)	8	10	26	10

Non-GAAP adjusted operating income	$282	$219	$768	$766
For notes (i) through (iv), see notes (i) through (iv) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate
(Unaudited)
(dollars in millions, except for percentages)

	Three Months Ended September 30, 2024			Nine Months Ended September 30, 2024
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$273	$84	30.8%	$779	$222	28.5%

Adjustments:

Restructuring and resegmentation costs (i)	6	1		12	3

Net gain on sale of business (ii)	(8)	6		(90)	(4)

Other matters (iii)	—	—		9	2

Impairment charges (iv)	8	2		26	(2)

Tax item - Mexico (v)	—	(8)		—	(12)

Other tax matters (vi)	—	(10)		—	(12)

Adjusted Non-GAAP	$279	$75	26.9%	$736	$197	26.8%

	Three Months Ended September 30, 2023			Nine Months Ended September 30, 2023
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$185	$25	13.5%	$663	$145	21.9%

Adjustments:

Other matters (iii)	(4)	(1)		1	—

Impairment charges (iv)	10	3		10	3

Tax item - Mexico (v)	—	1		—	15

Other tax matters (vi)	—	5		—	5

Adjusted Non-GAAP	$191	$33	17.3%	$674	$168	24.9%
For notes (i) through (vi), see notes (i) through (vi) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected GAAP Diluted Earnings per Share (“GAAP EPS”)
to Expected Adjusted Diluted Earnings per Share (“Adjusted EPS”)
(Unaudited)

	Expected EPS Range for Full-Year 2024
	Low End of Guidance	High End of Guidance
GAAP EPS	$10.60	$10.90

Adjustments:

Restructuring and resegmentation costs (i)	0.15	0.15

Net gain on sale of business (ii)	(1.29)	(1.29)

Other matters (iii)	0.12	0.12

Impairment charges (iv)	0.41	0.41

Tax item - Mexico (v)	0.18	0.18

Other tax matters (vi)	0.18	0.18

Adjusted EPS	$10.35	$10.65
For notes (i) through (vi), see notes (i) through (vi) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected GAAP Effective Income Tax Rate (“GAAP ETR”)
to Expected Adjusted Effective Income Tax Rate (“Adjusted ETR”)
(Unaudited)

	Expected Effective Income Tax Rate Range for Full-Year 2024
	Low End of Guidance	High End of Guidance
GAAP ETR	28.0%	29.0%

Adjustments:

Restructuring and resegmentation costs (i)	—%	—%

Net gain on sale of business (ii)	2.2%	2.2%

Other matters (iii)	(0.1%)	(0.1%)

Impairment charges (iv)	(1.0%)	(1.0%)

Tax item - Mexico (v)	(1.3%)	(1.3%)

Other tax matters (vi)	(1.3%)	(1.3%)

Adjusted ETR	26.5%	27.5%
For notes (i) through (vi), see notes (i) through (vi) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.
.